Incorporated in the Cayman Islands

China Distance Education Holdings Limited

This is to certify that

is / are the registered shareholders of:

No. of Shares	Type of Share	Par Value
	Ordinary	US$ **0.0001000000**
Date of Record	**Certificate Number**	**% Paid**
		100.00

The above shares are subject to the Memorandum and Articles of Association of the Company and transferable in accordance therewith.

Given under the Common Seal of the Company

____________________ Director

____________________ Director / Secretary